EXHIBIT 99.2

Form of Stock Option Agreement.

TIMM MEDICAL TECHNOLOGIES, INC.

EMPLOYEE STOCK OPTION AGREEMENT

     This EMPLOYEE STOCK OPTION AGREEMENT is made and entered into this __ day of _________, 200__ (the “Effective Date”), between Timm Medical Technologies, Inc., a Delaware corporation (the “Company”), and ________________, an individual resident of the state of _____________ (“Employee”).

     WHEREAS, the Company has adopted the Timm Medical Technologies, Inc. 2001 Long Term Incentive and Stock Option Plan (the “Plan”), which permits issuance of stock options for the purchase of Shares of common stock of the Company, and the Company has taken all necessary actions to grant the following option to Employee pursuant and subject to the terms of the Plan; and

     WHEREAS, Employee is willing to make certain nondisclosure and noncompetition commitments to the Company in consideration for the issuance of such option to him pursuant to this agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee agree as follows:

     1. Grant of Option. The Company hereby grants to Employee the right and option (hereinafter called the “Option”) to purchase all or any part of an aggregate of ______ shares of the Company’s common stock (the “Shares”) at the purchase price of ______ Dollars ($____) per share on the terms and conditions set forth in this Agreement and in the Plan. The Company intends that the Option shall be an Incentive Stock Option governed by the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the greatest extent permitted by the Code, although Employee understands that, to the extent that the aggregate fair market value (determined at the time the Option was granted) of shares of the Company’s common stock with respect to which Incentive Stock Options are exercisable for the first time by Employee during any calendar year (under all plans of the Company) exceeds $100,000, such options shall be treated as options that do not qualify as Incentive Stock Options, in accordance with Section 422(d) of the Code. The terms of the Plan and the Option shall be interpreted and administered so as to satisfy the requirements of the Code. Employee acknowledges receipt of a copy of the Plan.

     2. Vesting of Option Rights.

          (a)  Term of the Option. Subject to earlier termination as set forth in section 3 of this agreement or Section 13 of the Plan, the Option shall in all events terminate ten (10) years after the Effective Date and shall thereafter be null and void.

          (b)  Limitation on Exercise. During the lifetime of Employee, the Option shall be exercisable only by Employee and shall not be assignable or transferable by Employee, other than by will or the laws of descent and distribution.

          (c)  Vesting. Except as otherwise provided in section 2(a) or section 3 of this agreement, the Option shall vest and shall be exercisable by Employee in with respect to twenty-five percent (25%) of the Shares subject to the Option on the first anniversary of the Effective Date, and with respect to an additional twenty-five percent (25%) of the Shares subject to the Option on each of the next three (3) anniversaries of the Effective Date.

     3. Exercise of Option after Death or Termination of Employment. The Option shall terminate and may no longer be exercised if Employee ceases to be employed by the Company or its subsidiaries, except that:

          (a)  Subject to Section 13 of the Plan, if the Company terminates Employee’s employment for any reason, voluntary or involuntary, other than death or disability (as set forth in section 3(c)) or as a result of Employee’s misconduct (including but not limited to wrongful appropriation of funds, the commission of a gross misdemeanor or felony Employee’s violation of any noncompetition or confidentiality agreement or obligation),

Employee may, at any time within a period of three (3) months after such termination, exercise the Option to the extent the Option was exercisable by Employee on the date of the termination of Employee’s employment;

          (b)  If Employee’s employment is terminated as a result of Employee’s misconduct (including but not limited to wrongful appropriation of funds, the commission of a gross misdemeanor or felony Employee’s violation of any noncompetition or confidentiality agreement or obligation), the Option shall be terminated as of the date of the termination of employment; and

          (c)  If Employee dies while in the employ of the Company or a subsidiary or within three (3) months after the termination of such employment for any reason other than Employee’s misconduct (including but not limited to wrongful appropriation of funds, the commission of a gross misdemeanor or felony Employee’s violation of any noncompetition or confidentiality agreement or obligation), or Employee’s employment is terminated because Employee has become disabled (within the meaning of Code Section 22(e)(3)) while in the employ of the Company or a subsidiary, the Option may, within twelve (12) months after Employee’s death or the date of termination for such disability, be exercised to the extent that Employee was entitled to exercise the Option on the date of Employee’s death or termination of employment, if earlier, by Employee or Employee’s personal representatives, if applicable, or by the person or persons to whom Employee’s rights under the Option pass by will or by the applicable laws of descent and distribution; provided, however, that the Option may not be exercised to any extent by anyone after the termination date of the Option.

     4. Investment Representation. Employee represents and agrees that any Shares which Employee may acquire pursuant to the exercise of the Option will be acquired for long-term investment purposes and not with the view toward the distribution or sale thereof in a public offering within the meaning of the federal Securities Act of 1933. Employee acknowledges that at the time of acquisition such Shares will not be registered under either the federal or applicable state securities laws, and that the Company will be relying upon the foregoing investment representation in agreeing to issue such Shares to Employee. Employee acknowledges that the transferability of such Shares will be subject to restrictions imposed by all applicable federal and state securities laws and agrees that the certificates evidencing such Shares may be imprinted with an appropriate legend setting forth these restrictions on transferability.

     5. Method of Exercise of Option. Subject to the foregoing, the Option may be exercised in whole or in part from time to time by serving written notice of exercise on the Chairman of the Company at the Company’s principal office in Eden Prairie, Minnesota. The notice shall set forth the number of Shares as to which the Option is being exercised and shall be accompanied by payment of the purchase price. Payment of the purchase price shall be made by personal check payable to the Company, or, at the discretion of the Company, (i) by delivering to the Company for cancellation Shares of the Company’s common stock already owned by Employee having a fair market value equal to the full purchase price of the Shares being acquired (as determined by the Company’s Board of Directors) or (ii) a combination of cash and such Shares.

     6. Restriction on Transfer of Shares; Repurchase Option. In addition to the restrictions on transferability which are set forth in section 4, Employee shall not sell, transfer, exchange or otherwise dispose of any of the Shares which Employee has acquired pursuant to the exercise of the Option unless Employee shall first offer to sell such Shares to the Company in accordance with the terms of this section 6. If Employee wishes to dispose of or encumber any of such Shares, Employee shall deliver a written notice to the Company, which notice shall specify the person to whom the Shares are to be disposed of or encumbered, the purchase price or other consideration to be received by Employee for such Shares, and the terms upon which such purchase price or other consideration is to be paid. The delivery of such written notice to the Company shall constitute an irrevocable offer by Employee to sell the Shares described in such notice to the Company upon the same terms and conditions as are specified in the notice. The Company may accept such offer by delivering a written acceptance to Employee within thirty (30) days after receipt of the written notice from Employee. If the Company elects to accept such offer, the purchase of such Shares shall be closed within thirty (30) days upon the same terms as are specified in Employee’s written notice, or upon such other terms as are mutually acceptable to the parties. If the Company elects not to exercise such offer or if the Company allows such offer to expire without being accepted, Employee shall be able to transfer such Shares on the terms specified in the written notice to the Company to the person identified therein. If such transaction is not consummated within sixty (60) days, such Shares shall again be subject to the restrictions and the repurchase option described in this section 6. The repurchase right and option contained in this section 6 shall terminate at such time as the Company makes any sale of Shares of its capital stock in an offering which is registered under the applicable provisions of the federal Securities Act of 1933.

     7. Miscellaneous.

          (a)  This agreement shall not confer on Employee any right with respect to continuance of employment with the Company or any subsidiary of the Company, nor will it interfere in any way with the right of the Company to terminate such employment at any time. Neither Employee nor Employee’s legal representatives or successors, as the case may be, will be or will be deemed to be the holder of any Shares subject to the Option unless and until the Option has been exercised and the purchase price of the Shares purchased has been paid.

          (b)  If Employee exercises all or any portion of the Option subsequent to any change in the Company’s common stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate or capital structure of the Company, Employee shall then receive, for the aggregate price paid by Employee on such exercise, the number and type of securities or other consideration that Employee would have received if the Option has been exercised prior to the event changing the Company’s common stock in order to prevent dilution or enlargement of the rights granted hereunder.

          (c)  The Company shall at all times during the term of the Option reserve and keep available such number of Shares of the Company’s common stock as will be sufficient to satisfy the requirements of this agreement.

          (d)  If Employee shall dispose of any of the Shares of stock acquired upon exercise of the Option within two (2) years from the date the Option was granted or within one (1) year after the date of exercise of the Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction, Employee shall promptly notify the Company of the dates of acquisition and disposition of such Shares, the number of Shares so disposed of, and the consideration, if any, received for such Shares.

          (e)  This agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard for conflicts of laws principles thereof.

     IN WITNESS WHEREOF, the Company and Employee have executed this agreement on the date set forth in the first paragraph.

TIMM MEDICAL TECHNOLOGIES, INC.

By:

Gerald R. Mattys, President & CEO